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                                                                    Exhibit 23.1

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Sirius Satellite Radio Inc. for the registration of 376,300,358 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 2003, except for Note 2 as to which the date is March 17, 2003, with respect to the consolidated financial statements of Sirius Satellite Radio Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP

New York, New York
April 4, 2003